EXHIBIT 10.23

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of August 16, 2012 by and between Merisel, Inc., a Delaware corporation (“Merisel” or the “Company”) and Donald R. Uzzi (“Executive” and together with Merisel, the “Parties”), and sets forth their agreement regarding the amended and revised terms of Executive’s employment with Merisel.

WHEREAS, the Executive commenced employment with the Company as President and Chief Executive Officer pursuant to the Employment Agreement dated November 22, 2004, as amended (the “Existing Employment Agreement”); and

WHEREAS, the Company and Executive decided that (i) effective August 21, 2012 Executive will no longer serve as Chief Executive Officer and President of the Company, (ii) Executive will continue to serve as Chairman of the Board of the Company, and (iii) the Existing Employment Agreement shall be amended and restated pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree to amend and restate in its entirety the Existing Employment Agreement as follows:

1.             Employment and Duties.  (a)  General.  The Executive shall serve as Chairman of the Board of Directors (the “Board”) of the Company.  The Executive shall have such duties and responsibilities, commensurate with the Executive's position, and such other duties and responsibilities as may be agreed by the Board and the Executive from time to time.  During the Term (as defined below), the Company shall, subject to its fiduciary duties, recommend the re-election of the Executive, as a member of the Board.

(b)           Exclusive Services.  For so long as the Executive is employed by the Company, the Executive shall devote his full working time to his duties and responsibilities hereunder (unless otherwise agreed by the Executive and the Company’s Chief Executive Officer), shall faithfully serve the Company, shall in all respects comply with the lawful and good faith directions and instructions given to him by the Board and shall use his best efforts to promote and serve the interests of the Company.  Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the written consent of the Board or otherwise engage in activities that would interfere with the faithful performance of his duties and responsibilities hereunder.  Notwithstanding the foregoing, the Executive may (i) serve on corporate, civic or charitable boards or engage in charitable activities without remuneration therefore and (ii) manage personal investments, provided that such activity does not contravene the first sentence of this Section 1(b) or Section 6 below.

(c)           Place of Employment.  The Executive's principal place of employment shall be at the Company's current location, 127 W. 30th Street, New York, New York 10001.  The Executive shall be available for reasonable travel as the needs of the Company require.

2.             Term of Employment.  (a)  The Executive's employment under this Agreement shall commence as of August 21, 2012 (the “Effective Date”) and shall terminate on August 21, 2013 (the “Term”).

3.             Compensation and Benefits.  Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)            Base Salary.  The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $450,000 per year.  The Base Salary shall be payable in equal installments in accordance with the Company's payroll practices in effect at the time of payment.

(b)           Benefit Plans.  During the Term the Executive shall be entitled to participate, on the same basis and at the same level as other senior officers of the Company in any benefit plans, programs and arrangements of the Company in accordance with the terms of such plans, programs and arrangements, as may be amended from time to time.

(c)           Expenses.  The Company shall reimburse the Executive for reasonable travel and other expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.

(d)           Vacation.  The Executive shall be entitled to four weeks vacation during the Term.  The date or dates of such vacations shall be selected by the Executive having reasonable regard to the needs of the Company.

4.             Termination.  (a)  Termination by the Company Without Cause.  If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company without Cause, subject to the Executive’s execution of a general release of claims against the Company and its subsidiaries and affiliates (the “Company Group”) in a form satisfactory to the Company, the Executive will be entitled within two (2) business days of the effective date of the general release to a lump sum payment equal to the balance of his Base Salary that he would have been entitled to for the remaining period of the Term.  The Executive shall also be entitled to COBRA continuation and medical plan coverage pursuant to Section 4(e) of this Agreement.  The Executive shall have no further right to receive any other compensation or benefits after such termination.

For purposes of this Agreement, “Cause” shall mean:  (i) the Executive’s conviction of, or plea of nolo contendere to, any felony or other crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations, (ii) the Executive’s engaging in any material misconduct, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company Group, or (iii) the Executive’s refusal to follow the legal and reasonable directions of the majority of the Board.

(b)           Nonrenewal.  Prior to the expiration of the Term, the Company and the Executive agree to use their best efforts to negotiate a new employment agreement with such terms and compensation as the Company and the Executive mutually agree.  If the Parties for whatever reason do not agree to enter into a new employment agreement at the expiration of the Term  then (i) the Executive shall have no further right to receive any other compensation or benefits resulting from such termination, and (ii) the Executive will continue to serve on the Company’s Board as a nonemployee director until December 31, 2014 for the same compensation as other non-employee directors.

(c)            Resignation by Executive.  If, prior to the expiration of the Term, the Executive resigns from his employment hereunder other than for Good Reason (as defined below), the Executive shall only be entitled to payment of unpaid Base Salary through the date of such resignation.  For purposes of this Agreement, “Good Reason” shall mean a decrease in the Executive’s Base Salary during the Term; or a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment; or a material change of the Executive’s principal place of employment; or a material breach by the Company of this Agreement; provided, however, that no event or condition described in this section shall constitute Good Reason unless (i) the Executive gives the Company written notice of his intention to terminate his employment for Good Reason and the grounds for such termination, and (ii) such grounds for termination are not corrected by the Company within 20 days of its receipt of such notice.  Resignation for Good Reason shall be treated as termination by the Company without Cause pursuant to Section 4(a) hereof.

(d)           Termination Due to Death or Disability.  If,  prior to the expiration of the Term, the Executive’s employment is terminated due to death or Disability (as defined in the Company’s Long Term Disability Plan), subject to the Executive’s or the Executive’s beneficiaries’ execution of a general release of claims against the Company Group in a form satisfactory to the Company, the Executive or the Executive’s estate shall be entitled to the compensation to which the Executive would have been entitled if he had been terminated without Cause at the date of his death or the date at which he was terminated for Disability, payable at the later of (i) fifteen (15) business days after the date of death or Disability, or (ii) two (2) business days after the effective date of the general release by the Executive or his estate.

(e)           COBRA Continuation Coverage.  Subject to the Executive’s compliance with the obligations provided for in the Agreement, in the event that the Executive’s employment is terminated pursuant to this Section 4(a), the Company shall pay the monthly premiums for COBRA continuation coverage for the Executive until the earlier of (i) August 21, 2014, or (ii) the date that the Executive becomes employed with a new employer.  In order to receive COBRA continuation coverage as set forth in this paragraph, the Executive shall cooperate with the reasonable requests of the Company relating to such COBRA continuation coverage, including, without limitation, any requests to submit to medical examinations and to elect COBRA continuation coverage.

(f)            Stock Options.  In the event the Executive is terminated pursuant to this Section 4, Vested Stock Options held by the Executive shall remain exercisable for 90 days following the date of such termination and any Stock Options not exercised within such time shall terminate.

5.             Confidential Information.  (a)  The Executive agrees, that he shall not, at any time during the Term or thereafter, except in performance of his obligations to the Company  hereunder or with the prior written consent of the  Company, directly or indirectly, reveal to any person, entity or other organization or use for his own benefit any information deemed to be confidential by the Company (“Confidential Information”) relating to the assets, liabilities,  employees, goodwill, business or affairs of the Company Group, including, without limitation,  any information concerning past, present or prospective customers, suppliers, marketing data, or other confidential information used by, or useful to, the Company and known to the Executive  by reason of his service to, shareholdings in or other association with the Company, provided  that such Confidential Information does not include (i) information that is in the public domain through no fault of the Executive; (ii) information approved for release by written authorization  of the Company; or (iii) information that may be required by law or an order of any court,  agency or proceeding to be disclosed.

(b)           Exclusive Property.  The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group.  All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group.  Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 5.

6.             Restrictions on Competitive Activity.  The Executive agrees that, for a period commencing on the Effective Date and ending on the first anniversary of the date of the  Executive's termination of employment for any reason (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a Competing Business (as defined below) in any geographic area in which the Company Group has engaged, in a Competing Business.  For purposes of this Agreement a  “Competing Business” means any printing business engaged in by the Company Group within 12 months of the Executive's termination of employment or in which the Company Group plans to be engaged; provided, however, that nothing herein shall limit the Executive's right to own not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

7.             Restrictions on Solicitation.  The Executive agrees that, during the Restricted  Period, the Executive shall not, directly or indirectly, (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent six-month  period, an employee, officer, representative or agent of the Company Group and any member of the Company Group, or solicit, induce or attempt to solicit or induce any of them to leave the employ of any member of the Company Group or  violate  the terms of their respective contracts, or any employment arrangements, with such entities; or (b) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company  Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group.  As used herein, the term "indirectly" shall include, without limitation, the Executive's permitting the use of the Executive's name by any competitor of any member of the Company Group to induce or  interfere with any employee or business relationship of any member of the Company Group.

8.             Assignment of Developments.  All Developments (as defined below) that are at any time made, conceived or suggested by the Executive, whether acting alone or in conjunction with others, during or as a result of the Executive's employment with the Company, shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on the Executive's part.  During the Executive's employment and, if such Developments were made or conceived by the Executive during or as a result of the Executive's employment with the Company thereafter, the Executive shall promptly make full disclosure of any such  Developments to the Company and, at the Company's cost and expense, do all acts and things  (including, among others, the execution and delivery under oath of patent and copyright  applications and instruments of assignment) reasonably deemed by the Company to be  necessary or desirable at any time in order to effect the full assignment to the Company of the Executive's right and title, if any, to such Developments.  For purposes of this Agreement, "Developments" shall mean all data, discoveries, findings, reports, designs, plans, inventions,  improvements, methods, practices, techniques, developments, programs, concepts, and ideas,  whether or not patentable, relating to the present or planned activities, or future activities of which the Executive is aware, or the products and services of the Company.

9.             Remedies.  (a)  Injunctive Relief.  Without intending to limit the remedies available to the Company Group, the Executive agrees that a breach of any of the covenants contained in Sections 5, 6, 7 and 8 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary  restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants  contained in Sections 5, 6, 7 and 8 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement.  Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b)           Extension of Restricted Period.  In addition to the remedies the Company may seek and obtain pursuant to this Section 9, the Restricted Period shall be extended by any and all periods during which the Executive shall be found to have been in violation of the covenants contained in Sections 5, 6, 7 or 8 of this Agreement.

10.           No Conflicting Agreement. The Executive represents and warrants to the Company that the Executive is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Executive of this  Agreement or the  fulfillment  by the Executive of the Executive's obligations hereunder.

11.           Source of Payments.  All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other  segregation of assets shall be made, to assure payment.

12.           Jurisdiction.  Each party hereby irrevocably submits to the personal jurisdiction of the state and federal courts located in the County of New York, State of New York, for the adjudication of any dispute arising out of or relating to this Agreement.  Each party hereby irrevocably and unconditionally waives any right it may have to a trial by jury for the adjudication of any dispute arising out of or relating to this Agreement.

13.           Nonassignability; Binding Agreement.  This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive's heirs and the personal representatives of the Executive's estate.

14.           Withholding.  Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

15.           Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16.           Governing Law.  All matters affecting this Agreement, including the validity  thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of  New York applicable to contracts executed in and to be performed in that State.

17.           Notices.   All notices or communications hereunder shall be in writing, addressed as follows:

     To the Company:

     Merisel, Inc.
     127 W. 30th St.
 New York, NY 10001
     Attn:  Chief Executive Officer

     To the Executive:

     Mr. Donald R. Uzzi
     c/o John V. Vincenti, Esq.
 Vincenti & Vincenti, P.C.
 80 Broad Street, Suite 1200
 New York, New York 10004

              All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of acknowledgement of receipt of such transmission.

18.           Entire Agreement; Supersedes Previous Agreements.  This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other  negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

19.           Severability.  If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

20.           Counterparts.  This Agreement may be executed by either of the Parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

21.           Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

22.           Indemnification.  The Company shall indemnify the Executive in accordance with the provisions of a separate indemnity agreement entered into between the Company and the Executive.

23.          Compliance with Section 409A; Deferral of Certain Payments. Notwithstanding anything herein to the contrary, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In particular, and without limiting the generality of the foregoing: (a) if any action taken hereunder in connection with any stock right, including the vesting, extension or renewal of the stock right, would result in the stock right becoming subject to the provisions of Section 409A of the Code, such action shall not be taken or shall be taken only to the extent that it will not result in the stock right becoming subject to Section 409A; (b) if any payment otherwise due hereunder would be, when otherwise due, subject to additional taxes and interest under Section 409A of the Code, as amended, then such payment shall be deferred to the extent required to avoid such additional taxes and interest; and (c) if the Executive, at the time of his “separation from service” from the Company, is a “specified employee,” then to the extent any payment under this Agreement upon the Executive’s termination of employment is subject to the six-month delay requirement pursuant to Section 409A of the Code, no such payment shall be made for six (6) months following the Executive’s “separation from service;” provided that the funds for such payment shall be deposited within the time period provided for payment in Section 4 following the “separation from service” in an interest-bearing escrow account of the Company’s outside counsel until such payment can be legally made.  The terms “separation from service” and “specified employee” shall have the meanings set forth under Section 409A of the Code and the regulations and rulings issued thereunder.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

MERISEL, INC.

By:	/s/ Joseph Yang
	Name:	Joseph Yang
	Title:	Chairman of Compensation
Committee of the Board of Directors

EXECUTIVE

/s/ Donald R. Uzzi
Donald R. Uzzi